SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G/A
                                 (Amendment No. 2)


                               American Residential Properties, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                    02927E303
                                 (CUSIP Number)

                                 December 31, 2015
             (Date of event which requires filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                           (Page 1 of 13 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 31 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 02927E303                   13G/A             Page 2 of 13 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

                              V3 Realty Partners, L.P.

-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware

-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON

PN

-----------------------------------------------------------------------

CUSIP No. 02927E303                    13G/A             Page 3 of 13 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

                              V3 Realty Partners (a), L.P.

-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware

-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON

PN

-----------------------------------------------------------------------

CUSIP No. 02927E303                   13G/A             Page 4 of 13 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

                              V3 Trading Vehicle, L.P.

-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES              [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 PN
-----------------------------------------------------------------------

CUSIP No. 02927E303                   13G/A             Page 5 of 13 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

                              V3 Capital Advisors, LLC

-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       --------------------------------------------------------


EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES           [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 OO
-----------------------------------------------------------------------

CUSIP No. 02927E303                  13G/A             Page 6 of 13 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

                              V3 Capital Advisors (a), LLC

-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       --------------------------------------------------------


EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES           [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 OO
-----------------------------------------------------------------------

CUSIP No. 02927E303                   13G/A             Page 7 of 13 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

                              V3 Capital Management, L.P.

-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       --------------------------------------------------------


EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES           [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 PN
-----------------------------------------------------------------------

CUSIP No. 02927E303                  13G/A             Page 8 of 13 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

                              Charles Fitzgerald
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER      -0-

REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES           [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
                                                 IN
-----------------------------------------------------------------------

CUSIP No. 02927E303                  13G/A             Page 9 of 13 Pages

Item 1(a).     Name of Issuer:

The name of the issuer is American Residential Properties, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

7047 East Greenway Parkway, Suite 350
Scottsdale, AZ  85254

Item 2(a).     Name of Person Filing:

     This statement is filed by:


       (i) V3 Realty Partners, L.P., a Delaware limited partnership ("V3RP"), with respect to Common Stock (as defined in item 2(d) below) directly owned by it;

	 (ii) V3 Realty Partners (a), L.P., a Delaware limited partnership ("V3RP(a)"), with respect to Common Stock directly owned by it;


	 (iii) V3 Trading Vehicle, L.P. a Cayman Islands exempted limited partnership ("V3TV" and together with V3RP and V3RP(a), the "Partnerships") with respect to Common Stock directly owned by it, and, with respect to the indirect interest of V3 Realty Partners Offshore Fund, Ltd., a Cayman Islands exempted company that invests through V3TV (the "fund"), such shares of common stock;

       (iv) V3 Capital Advisors, LLC, a Delaware limited liability company (the "General Partner") which serves as the general partner of V3RP and V3TV with respect to Common Stock directly owned by V3RP and V3TV;

	 (v) V3 Capital Advisors (a), LLC, a Delaware limited liability company (the "V3RP(a) General Partner") which serves as the general partner of V3RP(a) with respect to Common Stock directly owned by V3RP(a);

	(vi) V3 Capital Management, L.P., a Delaware limited partnership (the "Investment Manager") which serves as the investment manager to the Partnerships and the fund with respect to Common Stock directly owned by each of the Partnerships and the fund through its investment in V3TV; and

        (vii) Mr. Charles Fitzgerald ("Mr. Fitzgerald") who serves as the managing member of the General Partner and the V3RP(a) General Partner and managing member of the general partner of the Investment Manager with respect to Common Stock directly owned by the Partnerships and the fund through its investment in V3TV.

The Partnerships, the General Partner, the V3RP(a) General Partner, the Investment Manager, and Mr. Fitzgerald are hereinafter sometimes collectively referred to as the "Reporting Persons."

The filing of this statement should not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13 of the Act, the beneficial owner of the Common Stock reported herein.

CUSIP No. 02927E303                13G/A             Page 10 of 13 Pages



Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is

477 Madison Ave, New York, NY 10022.

Item 2(c) Citizenship:

V3 Realty Partners, L.P., V3 Realty Partners (a), L.P., the Managing Member, the General Partner, the V3RP(a) General Partner, and the Investment Manager are each organized under the laws of the State of Delaware.
V3 Trading Vehicle, L.P. is organized under the exempted limited partnership laws of the Cayman Islands. Mr. Fitzgerald is a citizen of the United
States of America.

Item 2(d).     Title of Class of Securities:

   Common shares of beneficial interest, $0.01 Par Value (the "Common Stock")

Item 2(e).  CUSIP Number:
     02927E303


Item 3. If this statement is filed pursuant to Rules 13d-1(b), OR 13d-2(b) OR (c), check whether the person filing is a:
(a) [  ]  Broker or dealer registered under Section 15 of the Act;
(b) [  ]  Bank as defined in Section 3(a)(6) of the Act;
(c) [  ]  Insurance company as defined in Section 3(a)(19) of the Act;
(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940;
(e) [  ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j) [  ]  A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k) [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)
(ii)(J), please specify the type of institution:
________________________________

CUSIP No. 02927E303                  13G/A            Page 11 of 13 Pages

Item 4.   Ownership.

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

The percentages used herein and in the rest of this 13G/A are calculated based on 32,211,326 shares of Common Stock outstanding as of November 3, 2015 from the Company's Quarterly Report for the quarterly period ended
September 30, 2015 on Form 10-Q filed on November 3, 2015.

Item 5.     Ownership of Five Percent or Less of a Class.


If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

	Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 02927E303                  13G/A            Page 12 of 13 Pages

Item 10.  Certification.

    Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 02927E303                  13G/A            Page 13 of 13 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 12, 2016

                          /s/ Charles Fitzgerald
                        ------------------------------------

                        Charles Fitzgerald
                        Individually;
                        And as managing member of:
                        (I) V3 Capital Advisors, LLC,
                        for itself and as general partner of:
                             (A) V3 Realty Partners, L.P.; and
                             (B) V3 Trading Vehicle, L.P.
                       (II) the general partner of V3 Capital Management, L.P.
		      (III) V3 Capital Advisors (a), LLC,
		        for itself and as general partner of:
			     (A) V3 Realty Partners (a), L.P.